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                                                                   EXHIBIT 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                      Trading Symbol: VGZ
                                      Toronto and American Stock Exchanges

______________________________________________ NEWS ___________________________

VISTA GOLD CORP. ACQUIRES GOLD PROJECT IN MEXICO, INCREASES BOND AT HYCROFT.

DENVER, COLORADO. SEPTEMBER 29, 2003 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce that it has acquired a 100% interest in the Guadalupe De Los Reyes gold project in Sinaloa State, Mexico and a data package associated with the project and general area, for aggregate consideration of $1.4 million and a 2% NSR-type royalty.

Vista recently concluded due diligence reviews during an option period and executed a formal purchase agreement. Under the terms of the agreement, upon execution of the formal agreement, Vista paid the sum of $400,000 less the total of payments made during the option period. On the first anniversary of the signing of the formal agreement, Vista will pay a further $500,000 in cash or shares at the discretion of Vista. An additional $500,000 in cash will be paid by way of $100,000 payments on each of the second through sixth anniversaries of the signing of the formal agreement, with the outstanding balance becoming due upon commencement of commercial production. A 2% NSR-type royalty will be paid the previous owner and may be acquired by Vista at any time for $1 million. Vista retained the right to terminate the agreement at any time.

A resource study was completed on July 17, 2003, following Canadian National Instrument 43-101 standards. The study was performed by Pincock, Allen & Holt, of Denver, Colorado, an independent consulting firm under the supervision of Mr. Mark Stevens, C.P.G., Qualified Person. Resources were calculated using industry-standard block modeling software. Based on the study, geological resources(1) above a 0.016 opt cut-off are:

--------------------------------------------------------------------------------
                     Short Tons            Gold Grade        Contained Ounces
                                         (Troy oz./ton)
--------------------------------------------------------------------------------
Indicated(2)          6,996,000              0.040                277,600
--------------------------------------------------------------------------------
Inferred(3)           4,233,000              0.059                247,850
--------------------------------------------------------------------------------


The project also includes significant silver values.

--------------------
(1) Mineral resources, which are not mineable reserves, do not have demonstrated economic viability.

(2) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INDICATED
RESOURCES: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

(3) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED
RESOURCES: This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINEABLE.

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Resources were calculated using data from 381 reverse circulation drill holes totaling 118,633 feet. The drilling was performed by Northern Crown Mines Limited from 1993 to 1997. Standard sampling and assaying, quality control, and surveying procedures were applied.

In another matter, as discussed in the Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 2003, the Bureau of Land Management, Nevada State Office requested the Corporation to increase the total surety bond amount at its Hycroft mine to $6.8 million as the result of routine re-estimation of reclamation cost estimates. Hycroft Resource Development, Inc., a wholly-owned subsidiary of Vista Gold Corp., has issued an irrevocable standby letter of credit in the amount of $1,240,728 to comply with this request.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Hycroft projects in Nevada, the Long Valley project in California, the Paredones Amarillos and Guadalupe De Los Reyes projects in Mexico, and the Amayapampa project in Bolivia.






The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com